EXHIBIT 8.1

List of Subsidiaries

1. Telemar Norte Leste S.A.

2. TNL Net Participacoes S.A.

3. Digital Networks Investments Ltd.

4. TNL Contax S.A.

5. TNL PCS S.A.

6. TNL.Acesso S.A.

7. Pegasus Telecom S.A.

All subsidiaries are organized and incorporated under the laws of the Federative Republic of Brazil.